Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White Matt Barnett	423 294 8996 423 294 7498
	MEDIA	Jim Sabourin	423 294 6300 886 750 8686

Unum Group’s board of directors votes to increase
common stock dividend

CHATTANOOGA, Tenn. (May 25, 2017) - Unum Group (NYSE: UNM) announced today that its board of directors has authorized an increase of 15 percent in the quarterly dividend paid on its common stock. The new rate of 23 cents per common share, or 92 cents per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2017.

“We are pleased to again increase our dividend payout, which is indicative not only of our consistent performance and financial strength but also of our commitment to returning value to shareholders,” said Richard P. McKenney, president and CEO of Unum.

The new quarterly dividend represents a 207 percent increase from the 7.5 cents per share the company was paying in 2007 and marks the ninth consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $3.7 billion of its stock, reducing its outstanding share count by 37 percent, since the fourth quarter of 2007.

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ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, Starmount and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $11 billion in 2016, and provided $6.9 billion in benefits.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.